Morgan Stanley Institutional Funds, Inc. -
Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Pure Storage Inc.
Purchase/Trade Date:	  10/7/2015
Offering Price of Shares: $17.000
Total Amount of Offering: 25,000,000 shares
Amount Purchased by Fund: 777,857 shares
Percentage of Offering Purchased by Fund:
3.111
Percentage of Fund's Total Assets: .77
Brokers:  Morgan Stanley, Goldman Sachs &
Co., Barclays, Allen & Company LLC, Bofa
Merrill Lynch, Pacific Crest Securities, Stifel,
Raymond James, Evercore
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.